Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS Second QUARTER 2023 Results

WOODCLIFF LAKE, NJ – August 2, 2023 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter ended June 30, 2023.

For the quarter ended June 30, 2023, Hudson reported revenues of $90.5 million, a decrease of 13% compared to revenues of $103.9 million in the second quarter of 2022. The decrease is primarily related to decreased selling prices for certain refrigerants during the period as compared to the second quarter of 2022. Gross margin in the second quarter of 2023 was 40%, compared to 55% in the second quarter of 2022. Hudson reported operating income of $27.7 million in the second quarter of 2023, compared to operating income of $49.8 million in the prior year period. The Company recorded net income of $19.2 million or $0.42 per basic and $0.41 per diluted share in the second quarter of 2023, compared to net income of $39.8 million or $0.89 per basic and $0.84 diluted share in the same period of 2022. 2023 and future periods will reflect a statutory tax rate of approximately 26%, excluding certain temporary and permanent tax adjustments, while the 2022 period reflects an effective tax rate of 16% due to the release of the Company’s remaining valuation allowance.

For the six months ended June 30, 2023, Hudson reported revenues of $167.7 million, a decrease of 11% compared to revenues of $188.3 million in the first six months of 2022. Revenue in the first half of 2023 declined primarily related to a decrease in selling prices for certain refrigerants during the period as well as a slightly lower sales volume. Gross margin in the first six months of 2023 was 40%, compared to 55% in the first six months of 2022. Hudson reported operating income of $50.3 million in the first six months of 2023, compared to operating income of $88.1 million in the prior year period. The Company recorded net income of $34.7 million or $0.77 per basic and $0.73 per diluted share in the first six months of 2023, compared to net income of $69.4 million or $1.55 per basic and $1.48 per diluted share in the same period of 2022.

Hudson reduced total outstanding debt from $46.8 million at December 31, 2022 to $32.5 million at June 30, 2023. Stockholders’ equity improved to $211.5 million at June 30, 2023 as compared to $174.9 million at December 31, 2022.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “As we move through the 2023 selling season, our results, while solid, continue to face a difficult comparison to the extraordinarily strong revenue and margin performance of the 2022 season. As many of you know, during the second quarter of last year we saw significant sales price increases without a corresponding increase in inventory price, a trend that continued for most of 2022. As a result, certain refrigerants we purchased for the current selling season were obtained at higher price points, and the gap between sales price and inventory price has narrowed to more historical levels. Our first half profitability and strong cash flow have enabled us to continue to strengthen our balance sheet by further reducing our total debt by $14.3 million.

“We view the cooling season as a nine-month season given the varying weather and temperature patterns from year to year. While the warmer weather arrived a little later than normal this year, the recent surge in temperature has provided opportunities for increased service calls and refrigerant sales. As we move through the balance of the selling season we believe we are well positioned to meet the needs of our customer base and continue driving solid profitability.

“Looking at the regulatory landscape, in July, the EPA issued its final rule confirming the mandated 40% baseline reduction in HFCs beginning in 2024. We believe the current phasedown schedule represents a tremendous opportunity for our business as the supply of virgin HFCs becomes limited and our reclaimed refrigerants will be needed to meet demand from the large installed base of HFC equipment. Moving forward, we are seeing increased focus around proposed regulations promoting the use of more environmentally friendly cooling technology and refrigerants. We believe Hudson is ideally positioned, with our reclamation technology, conversion and servicing capabilities and our Emerald line of reclaimed refrigerants, to capitalize on this shift to a more sustainable circular economy for refrigerants and the systems they support,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the second quarter results today, August 2, 2023 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 830286

A replay of the teleconference will be available until September 1, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 48711.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2022 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and per share amounts)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,415	$5,295
Trade accounts receivable – net	49,057	20,872
Inventories	134,444	145,377
Prepaid expenses and other current assets	10,377	5,289
Total current assets	205,293	176,833

Property, plant and equipment, less accumulated depreciation	19,909	20,568
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	16,167	17,564
Right of use asset	7,497	7,339
Other assets	2,386	2,386
Total Assets	$299,055	$272,493

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$17,579	$14,165
Accrued expenses and other current liabilities	28,334	27,908
Accrued payroll	3,423	6,303
Current maturities of long-term debt	4,250	4,250
Total current liabilities	53,586	52,626
Deferred tax liability	3,161	244
Long-term lease liabilities	5,773	5,763
Long-term debt, less current maturities, net of deferred financing costs	25,085	38,985
Total Liabilities	87,605	97,618

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 45,375,598 and 45,287,619, respectively	454	453
Additional paid-in capital	118,296	116,442
Retained earnings	92,700	57,980
Total Stockholders’ Equity	211,450	174,875

Total Liabilities and Stockholders’ Equity	$299,055	$272,493

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2023	2022	2023	2022
Revenues	$90,474	$103,941	$167,673	$188,279
Cost of sales	53,847	46,444	100,716	84,962
Gross profit	36,627	57,497	66,957	103,317

Operating expenses:
Selling, general and administrative	8,273	7,014	15,250	13,838
Amortization	699	699	1,397	1,397
Total operating expenses	8,972	7,713	16,647	15,235

Operating income	27,655	49,784	50,310	88,082

Other expense:
Net interest expense	1,899	2,623	3,748	9,928

Income before income taxes	25,756	47,161	46,562	78,154

Income tax expense	6,567	7,351	11,842	8,789

Net income	$19,189	$39,810	$34,720	$69,365

Net income per common share – Basic	$0.42	$0.89	$0.77	$1.55
Net income per common share – Diluted	$0.41	$0.84	$0.73	$1.48
Weighted average number of shares outstanding – Basic	45,339,570	44,960,464	45,319,155	44,870,642
Weighted average number of shares outstanding – Diluted	47,297,419	47,152,257	47,305,196	46,974,441